Exhibit 5.1

YIGAL ARNON & CO.
ADVOCATES AND NOTARY
1 Azrieli Center
Tel Aviv  67021
September 15, 2010

Tower Semiconductor Ltd.
Ramat Gavriel Industrial Zone
Migdal Haemek
ISRAEL

Dear Sir and Madam:

We have acted as Israeli counsel to Tower Semiconductor Ltd. (the "Company"), a corporation organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company's registration statement on Form F-3 (the "Registration Statement") relating to the registration under the United States Securities Act of 1933, as amended, of the offering for resale by certain selling securityholders of (i) up to 25,254,070 Series J Warrants (the “Warrants”) issued pursuant to the Warrant Agreement between the Company and American Stock Transfer & Trust Company, LLC, filed as an exhibit to the Registration Statement (the “Warrant Agreement”), and (ii) up to 25,254,070 ordinary shares of the Company, par value of 1.00 NIS each (the "Warrant Shares"), issuable upon exercise of Warrants by the selling securityholders.

As counsel to the Company in Israel, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. We have also relied, with the permission of Eilenberg & Krause LLP, upon the legal opinion letter of Eilenberg & Krause LLP to the Company dated the date hereof with respect to certain matters concerning the enforceability of the Warrant Agreement and the Warrants against the Company. Upon the basis of such examination, we advise you that in our opinion:

(i)  The execution and delivery of the Warrant Agreement by the Company and the issuance of the Warrants have been duly authorized by all necessary corporate actions of the Company.

(ii)  The Warrant Shares, when paid for and issued in accordance with the terms and conditions of the Warrant Agreement and the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

Eilenberg & Krause LLP may rely upon this opinion for the purpose of rendering their opinion dated September 15, 2010, with respect to certain matters concerning the Warrant Agreement and the Warrants.

We consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Yigal Arnon & Co.
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Yigal Arnon & Co.